CERTIFICATE OF MERGER

OF

GABELLI ADVISERS LLC
(a Texas limited liability company)

INTO

GABELLI ADVISERS, INC.
(a Delaware corporation)

UNDER SECTION 264 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name and state of formation of each of the constituent business entities of the merger are as follows:

NAME	STATE OF FORMATION
Gabelli Advisers LLC	Texas
Gabelli Advisers, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger dated as of January 28, 1998, between the parties to the merger, setting forth the terms and conditions of the merger, has been approved, adopted, certifed, acknowledged and executed by each of the business entities which is to merge pursuant hereto.

THIRD: That the name of the surviving corporation of the merger is Gabelli Advisers, Inc. The certificate of incorporation of Gabelli Advisers, Inc. will be the certificate of incorporation of the surviving corporation.

FOURTH: That the Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation.

173673.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 01/29/1998
981035870 - 2842344

The address of the principal place of business of the surviving corporation is One Corporate Center, Rye, New York, 10580.

FIFTH: That a copy of the Agreement and Plan of Merger will be furnished by the corporation, on request and without cost, to any member of Gabelli Advisers LLC or any person holding an interest in Gabelli Advisers, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 28 day of January, 1998.

GABELLI ADVISERS LLC

By: Bruce Alpert

Name: Bruce Alpert

Title: General Manager

GABELLI ADVISERS, INC.

By: [signature]

Name: Stephen G. Bondi

Title: Vice President

173673.